                                                                     Exhibit 4.6

                                                                  EXECUTION COPY



                        SUPPLEMENTAL SERVICING AGREEMENT

         THIS SUPPLEMENTAL SERVICING AGREEMENT is made as of June 30, 2004 (this "Agreement"), among American Express Travel Related Services Company, Inc., a New York corporation (the "Servicer"), American Express Centurion Bank, a Utah industrial loan corporation ("Centurion"), American Express Bank, FSB, a federal savings bank ("FSB," and together with Centurion, the "Subservicers"), American Express Receivables Financing Corporation III LLC, a Delaware limited liability company ("RFC III"), American Express Receivables Financing Corporation IV LLC, a Delaware limited liability company ("RFC IV"), and American Express Receivables Financing Corporation II, a Delaware corporation ("RFC II," and together with RFC III and RFC IV, the "Transferors").

                                    RECITALS

         WHEREAS, the Servicer and the Transferors are parties to the Pooling and Servicing Agreement, dated as of May 16, 1996, as amended and restated as of April 16, 2004 (as so amended and restated and as further amended and supplemented from time to time, the "Pooling and Servicing Agreement"), among the Transferors, the Servicer, and The Bank of New York, as Trustee (in such capacity, the "Trustee"); and

         WHEREAS, pursuant to the Pooling and Servicing Agreement, the Servicer has agreed to service and administer, or cause to be serviced and administered, the Receivables; and

         WHEREAS, the Transferors and the Servicer desire to memorialize in this Agreement the terms on which the Servicer shall be compensated for servicing and administering the Receivables allocated to the Transferors' Interest pursuant to the Pooling and Servicing Agreement; and

         WHEREAS, subject to the terms and conditions of this Agreement, the Servicer desires to engage the Subservicers to subservice and administer certain Receivables; and

         WHEREAS, each Subservicer desires to accept such engagement and the rights, powers, duties, and obligations set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Servicer, the Subservicers, and the Transferors hereby agree as follows:

         1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Pooling and Servicing Agreement, a copy of which has been delivered by the Servicer to each Subservicer.

         2. Servicing Compensation Relating to the Transferors' Interest. As compensation for servicing and administering the Receivables allocated to the Transferors' Interest pursuant to the Pooling and Servicing Agreement, the Transferors shall pay to the Servicer, in immediately available funds on each Distribution Date, a servicing fee in an amount equal to one-twelfth of the product of (i) 2% and (ii) the Transferor Amount as of the last day of the Monthly Period preceding such Distribution Date.

         3. Engagement of the Subservicers. Pursuant to Section 3.01 of the Pooling and Servicing Agreement, the Servicer hereby engages (i) Centurion to subservice and administer the Receivables arising in the Accounts owned by Centurion (the "Centurion Receivables") and (ii) FSB to subservice and administer the Receivables arising in the Accounts owned by FSB (the "FSB Receivables"). Each of Centurion and FSB hereby accepts such engagement.

         4. Subservicing Fees. (a) As compensation for subservicing and administering the Centurion Receivables in accordance with this Agreement, the Servicer shall pay to Centurion, in immediately available funds on each Distribution Date, a subservicing fee in an amount equal to $1000 (the "Centurion Subservicing Fee"). As compensation for subservicing and administering the FSB Receivables in accordance with this Agreement, the Servicer shall pay to FSB, in immediately available funds on each Distribution Date, a subservicing fee in an amount equal to $1000 (the "FSB Subservicing Fee," and together with the Centurion Subservicing Fee, the "Subservicing Fees"). Each Subservicing Fee may be adjusted from time to time to reflect such factors as the Servicer and the applicable Subservicer mutually agree will result in a Subservicing Fee determined to be fair consideration for the subservicing and administrative obligations performed by such Subservicer.

         (b) Payment of the Subservicing Fees shall be independent of, and shall not be conditioned in any way on, the receipt by the Servicer of the Servicing Fee under the Pooling and Servicing Agreement or the servicing compensation described in Section 2 of this Agreement.

         5. Duties of the Subservicers. (a) As agent for the Servicer, each Subservicer shall take all actions reasonably requested by the Servicer to subservice and administer the applicable Receivables, to collect and deposit into the Collection Account payments due under such Receivables and to charge-off as uncollectible such Receivables, in each case in accordance with the Pooling and Servicing Agreement, the applicable Account Agreements, the applicable Credit Guidelines, and such Subservicer's customary and usual servicing procedures for servicing credit or charge receivables comparable to such Receivables. As agent for the Servicer, each Subservicer shall have full power and authority, acting alone or through the Servicer, to do any and all things in connection with such subservicing and administration which it may deem necessary or desirable and which is permitted of the Servicer under the Pooling and Servicing Agreement.

         (b) No Subservicer shall be obligated to use separate servicing procedures, offices, employees, or accounts for subservicing the applicable Receivables from the procedures, offices, employees, and accounts used by such Subservicer in connection with servicing other comparable receivables. Each Subservicer may commingle Collections on the applicable Receivables to the extent permitted of the Servicer under the Pooling and Servicing Agreement.

         (c) The Servicer shall furnish each Subservicer with any files, records, or documents necessary or appropriate to enable such Subservicer to carry out its subservicing and administrative duties hereunder. Each Subservicer shall furnish the Servicer with any files, records, or documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under the Pooling and Servicing Agreement.

         (d) Each Subservicer shall pay out of its own funds, without reimbursement, all expenses incurred in connection with its subservicing activities hereunder.

         (e) Each Subservicer shall duly satisfy all obligations on its part to be fulfilled under or in connection with each applicable Receivable and the related Account, will maintain in effect all qualifications required under Requirements of Law in order to subservice properly each applicable Receivable and the related Account, and will comply in all material respects with all other Requirements of Law in connection with subservicing each applicable Receivable and the related Account, the failure to comply with which would have an Adverse Effect.

         (f) No Subservicer shall authorize any rescission or cancellation of any Receivable except in accordance with the applicable Credit Guidelines or as ordered by a court of competent jurisdiction or other Governmental Authority.

         (g) No Subservicer shall take any action which, or omit to take any action the omission of which, would impair the rights of the Trustee in any Receivable. No Subservicer shall reschedule, revise, or defer payments due on any Receivable except in accordance with the applicable Credit Guidelines, nor shall it sell any assets in the Trust.

         (h) Except in connection with its enforcement or collection of an Account, no Subservicer shall take any action to cause any Receivable to be evidenced by any instrument (as defined in the UCC).

         (i) As reasonably requested by the Servicer, each Subservicer shall (i) furnish the Servicer with true and complete copies of all reports, statements, certificates, notices, and other documents received or generated by such Subservicer in connection with its duties hereunder and (ii) cooperate with the Servicer in taking any and all actions which the Servicer deems necessary in order for it to satisfactorily perform its obligations under the Pooling and Servicing Agreement. Nothing in this Agreement shall be construed as granting to a Subservicer any right or power with respect to the Receivables that is more expansive than that granted to the Servicer under the Pooling and Servicing Agreement.

         6. Reimbursement of the Servicer. Each Subservicer, severally and not jointly, shall reimburse the Servicer for any loss arising from a claim or demand (including any claim for damages and any demand to accept an assignment of Receivables) that is made against the Servicer under the Pooling and Servicing Agreement and that arises from such Subservicer's misconduct, negligence, or failure to abide by the terms of this Agreement (including provisions of the Pooling and Servicing Agreement made applicable by this Agreement).

         7. Representations, Warranties, and Covenants of the Parties. Each party, for and as to itself only, hereby makes the following representations, warranties, and covenants for the benefit of the other parties:

         (a) Such party is and will remain a legal entity duly organized and validly existing in good standing under the laws of the jurisdiction of its organization. Such party has, in all material respects, full power and authority to own its properties and conduct its business as presently owned or conducted. Such party has and will have, in all material respects, full power and authority to execute, deliver, and perform its obligations under this Agreement.

         (b) Such party is and will remain duly qualified to do business, is and will remain in good standing as a foreign entity (or is exempt from such requirements), and has obtained and will retain all necessary licenses and approvals, in each jurisdiction in which its obligations under this Agreement require such qualification, except where the failure to so qualify or obtain licenses or approvals would not have a material adverse effect on its ability to perform its obligations under this Agreement.

         (c) Such party's execution, delivery, and performance of this Agreement have been duly authorized by all necessary action on the part of such party.

         (d) This Agreement constitutes a legal, valid, and binding obligation of such party, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or other similar laws affecting creditors' rights generally or by general principles of equity.

         (e) The execution and delivery of this Agreement by such party, and the performance by such party of the transactions contemplated by this Agreement, and the fulfillment by such party of the terms hereof and thereof applicable to such party, will not conflict with, violate or result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which such party is a party or by which it or its properties are bound.

         (f) The execution and delivery of this Agreement by such party, the performance by such party of the transactions contemplated by this Agreement, and the fulfillment by such party of the terms hereof and thereof applicable to such party, will not conflict with or violate any Requirements of Law applicable to such party.

         (g) There are no proceedings or investigations pending or, to the best knowledge of such party, threatened against such party before any Governmental Authority seeking to prevent the consummation of any of the transactions contemplated by this Agreement or seeking any determination or ruling that, in the reasonable judgment of such party, would materially and adversely affect the performance by such party of its obligations under this Agreement.

         (h) All authorizations, consents, orders, or approvals of or registrations or declarations with any Governmental Authority required to be obtained, effected, or given by such party in connection with the execution and delivery of this Agreement by such party, and the performance of the transactions contemplated by this Agreement by such party, have been duly obtained, effected, or given and are and will remain in full force and effect.

         8. Resignation or Termination of a Subservicer. A Subservicer may resign at any time upon at least 45 days prior written notice to the Servicer. The Servicer may terminate a Subservicer at any time upon at least 45 days prior written notice to such Subservicer. The Servicer also may terminate a Subservicer at any time without prior notice if (i) such Subservicer fails to perform its obligations hereunder or (ii) any event occurs which materially and adversely affects the ability of such Subservicer or the Servicer to collect the applicable Receivables, the ability of such Subservicer to perform its obligations hereunder, or the ability of the Servicer to perform its obligations under the Pooling and Servicing Agreement.

         9. Term. Except as provided in Section 8 of this Agreement, this Agreement shall continue in full force and effect until the earlier of (i) the termination of the Servicer under the Pooling and Servicing Agreement or (ii) the termination of the Pooling and Servicing Agreement.

         10. Notices. All notices, requests, and other communications permitted or required hereunder shall be in writing and shall be delivered personally or mailed by certified mail, postage prepaid and return receipt requested, or by telex or facsimile as follows:

         If to the Servicer, addressed to:

         American Express Travel Related Services Company, Inc.
         American Express Tower
         World Financial Center
         200 Vesey Street
         New York, New York 10285
         Attn:  Treasurer (facsimile no. (212) 619-7099),

         If to Centurion, addressed to

         American Express Centurion Bank
         4315 South 2700 West
         Salt Lake City, Utah 84184
         Attn:  President (facsimile no. (801) 945-4075),

         If to FSB, addressed to

         American Express Bank, FSB
         4315 South 2700 West, 02-01-58
         Salt Lake City, Utah 84184
         Attn:  President (facsimile no. (801) 945-4050),

         If to RFC III, addressed to:

         American Express Receivables Financing Corporation III LLC 4315 South 2700 West
         Room 1300, 02-01-04
         Salt Lake City, Utah 84184
         Attn:  President (facsimile no. (801) 945-4075),

         with a copy to American Express Travel Related Services Company, Inc., as administrator, American Express Tower, World Financial Center, 200 Vesey Street, New York, New York 10285, Attention: General Counsel (facsimile no. 212-619-7099),

         If to RFC IV, addressed to:

         American Express Receivables Financing Corporation IV LLC 4315 South 2700 West
         Room 1100, 02-01-58
         Salt Lake City, Utah 84184
         Attn:  President (facsimile no. (801) 945-4050),

         with a copy to American Express Travel Related Services Company, Inc., as administrator, American Express Tower, World Financial Center, 200 Vesey Street, New York, New York 10285, Attention: General Counsel (facsimile no. 212-619-7099), and

         If to RFC II, addressed to

         American Express Receivables Financing Corporation II
         American Express Tower
         World Financial Center, Room 138
         200 Vesey Street
         New York, New York 10285-4405
         Attn:  Secretary (facsimile no. (212) 619-9261),

         with a copy to American Express Travel Related Services Company, Inc., as administrator, American Express Tower, World Financial Center, 200 Vesey Street, New York, New York 10285, Attention: General Counsel (facsimile no. 212-619-7099), or to such other place within the United States of America as any party may designate as to itself by written notice to the other parties. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notice given by telex or facsimile shall be effective upon actual receipt if received during the recipient's normal business hours or the beginning of the next business day after receipt if received after the recipient's normal business hours.

         11. Non-Petition Covenant. The Servicer and each Subservicer hereby covenants and agrees that it will not at any time institute against any Transferor, or join in instituting against any Transferor, any case or proceeding under the United States Bankruptcy Code or any other bankruptcy, insolvency, or similar law.

         12. Successors and Assigns. This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, however, that no Subservicer may assign any of its rights or delegate any of its duties hereunder without the prior written consent of the Servicer.

         13. Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

         14. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

         15. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

         16. Captions. The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

         17. Entire Agreement; Amendments; Waiver. This Agreement constitutes the entire agreement of the parties on the subject matter addressed herein and supersedes any other agreement of the parties on such subject matter. This Agreement may not be amended, and no rights hereunder may be waived, except by a written document signed by the duly authorized representatives of the parties. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

            [The remainder of this page is left blank intentionally.]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                      AMERICAN EXPRESS TRAVEL RELATED
                                      SERVICES COMPANY, INC.


                                      By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                      AMERICAN EXPRESS CENTURION BANK


                                      By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                      AMERICAN EXPRESS BANK, FSB


                                      By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                      AMERICAN EXPRESS RECEIVABLES
                                      FINANCING CORPORATION III LLC


                                      By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                      AMERICAN EXPRESS RECEIVABLES
                                      FINANCING CORPORATION IV LLC


                                      By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                      AMERICAN EXPRESS RECEIVABLES
                                      FINANCING CORPORATION II


                                      By:
                                           -------------------------------------
                                           Name:
                                           Title: